Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement, dated

August 12, 2024, and the Prospectus, dated August 2, 2023

Registration Nos. 333-273615, 333-273615-01, 333-273615-02, 333-273615-03, 333-273615-04,

333-273615-05, 333-273615-06, 333-273615-07, 333-273615-08, 333-273615-09, 333-273615-10 and

333-273615-11

Pricing Term Sheet

CDW LLC

CDW FINANCE CORPORATION

$600,000,000 5.100% Senior Notes due 2030

$600,000,000 5.550% Senior Notes due 2034

Pricing Supplement, dated August 12, 2024, to the Preliminary Prospectus Supplement, dated August 12, 2024 (the “Preliminary Prospectus Supplement”), and the related Base Prospectus, dated August 2, 2023 (the “Base Prospectus”), of CDW LLC (“CDW”) and CDW Finance Corporation (“Finance Co” and, together with CDW, the “Issuers”). This supplement (this “Pricing Supplement”) is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the Base Prospectus. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and the Base Prospectus and supersedes the information in the Preliminary Prospectus Supplement and the Base Prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and Base Prospectus. Terms used herein and not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement and the Base Prospectus.

	5.100% Senior Notes due 2030	5.550% Senior Notes due 2034

Issuers:	CDW and Finance Co	CDW and Finance Co

Title of Securities:	5.100% Senior Notes due 2030 (the “2030 Notes”)	5.550% Senior Notes due 2034 (the “2034 Notes” and, together with the 2030 Notes, the “Notes”)

Aggregate Principal Amount:	$600,000,000	$600,000,000

Gross Proceeds to Issuers:	$599,334,000	$598,452,000

Final Maturity Date:	March 1, 2030	August 22, 2034

Issue Price:	99.889% of the principal amount plus accrued interest, if any, from August 22, 2024	99.742% of the principal amount plus accrued interest, if any, from August 22, 2024

Yield to Maturity:	5.123%	5.584%

Coupon:	5.100%	5.550%

Spread to Benchmark Treasury:	137.5 basis points	168 basis points

Benchmark Treasury:	UST 4.000% due July 31, 2029	UST 3.875% due August 15, 2034

Benchmark Treasury Price:	101-04 1⁄4	99-24+

Benchmark Treasury Yield:	3.748%	3.904%

Gross Spread:	0.600% of the principal amount of the Notes	0.650% of the principal amount of the Notes

Interest Payment Dates:	March 1 and September 1	February 22 and August 22

Record Dates:	February 15 and August 15	February 7 and August 7

First Interest Payment Date:	March 1, 2025	February 22, 2025

Optional Redemption:	Make-whole call at T+25 basis points. Par call on or after February 1, 2030 (the date that is one (1) month prior to maturity).	Make-whole call at T+30 basis points. Par call on or after May 22, 2034 (the date that is three (3) months prior to maturity).

Change of Control Repurchase Event:	101% of principal amount plus accrued and unpaid interest to, but not including, the repurchase date.	101% of principal amount plus accrued and unpaid interest to, but not including, the repurchase date.

CUSIP/ISIN Numbers:	CUSIP: 12513G BK4 ISIN: US12513GBK40	CUSIP: 12513G BL2 ISIN: US12513GBL23

Joint Bookrunning Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC Mizuho Securities USA LLC Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc.

Co-Managers:	Capital One Securities, Inc. Goldman Sachs & Co. LLC MUFG Securities Americas Inc. Scotia Capital (USA) Inc. Siebert Williams Shank & Co., LLC TD Securities (USA) LLC

Trade Date:	August 12, 2024

Settlement Date: Guarantors:

August 22, 2024 (T+8)

CDW Corporation, CDW Technologies LLC, CDW Logistics LLC, CDW Direct, LLC, CDW Government LLC, Amplified IT LLC, SCS Holdings I LLC, Sirius Federal, LLC, Sirius Computer Solutions Financial Services, LLC and Sirius Computer Solutions, LLC

Denominations:	$2,000 and integral multiples of $1,000

Distribution:	SEC Registered

Trustee:	U.S. Bank National Association

This information does not purport to be a complete description of these securities or the offering. Please refer to the Preliminary Prospectus Supplement and the Base Prospectus for a complete description.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

It is expected that delivery of the notes will be made against payment therefor on or about August 22, 2024, which will be the eighth business day following the date hereof (such settlement cycle being herein referred to as “T+8”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+8, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes prior to the date that is two business days preceding the settlement date should consult their own advisor.

The Issuers have filed a registration statement (Registration No. 333-273615) (including the Preliminary Prospectus Supplement and the Base Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and the Base Prospectus in that registration statement and other documents the Issuers have filed with the SEC, including those incorporated by reference into the Preliminary Prospectus Supplement and the Base Prospectus, for more complete information about the Issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuers or the underwriters will arrange to send you the Preliminary Prospectus Supplement and the Base Prospectus if you request it by contacting (i) BofA Securities, Inc., Attn: Prospectus Department, NC1-022-02- 25, 201 North Tryon Street, Charlotte, NC 28255-0001, or by email: dg.prospectus_requests@bofa.com, (ii) J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood NY 11717, or by telephone: 1-212-834-4533, or (iii) Wells Fargo Securities, LLC, Attn: WFS Customer Service, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, or by telephone: 1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers and other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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